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                                                                  Exhibit 4(ai)

                         PRUCO LIFE INSURANCE COMPANY
                      2999 NORTH 44/TH/ STREET, SUITE 250
                               PHOENIX, AZ 85014

 HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR BENEFIT RIDER

This Rider is made a part of your Annuity. For purposes of this Rider, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Rider conflict, the provisions of this Rider shall control. Should this Rider terminate, any amended or replaced Annuity provisions based on this Rider's terms will revert back to the provisions in your Annuity, except as may be provided below.

This Rider makes provision for guaranteed minimum payments for the lifetime of a single Designated Life (defined below). This Rider also makes provision for a Guaranteed Minimum Account Value Credit ("GMAVC") if you meet certain requirements. In addition, this Rider makes provision for an increased guaranteed minimum payment benefit referred to as Lifetime Income Accelerator ("LIA") if you meet certain requirements which may affect your life expectancy. The benefits under this Rider continue until and unless the benefits terminate as described below in "Termination of Benefits." If your Account Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee Payments").

Definitions: For purposes of this Rider, the following definitions apply:

   Account Value: The definition of "Account Value" in your Annuity also includes the value of the Transfer Account.

   Activities of Daily Living: Basic abilities to care for oneself:

       Eating: Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

       Dressing: Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

       Bathing: Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

       Toileting: Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

       Transferring: Moving into or out of a bed, chair or wheelchair.

       Continence: Maintaining control of bowel or bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform personal hygiene (including caring for catheter or colostomy bag).

   Adjusted Purchase Payments: Purchase Payments increased by any Credits applied to your Account Value in relation to Purchase Payments and decreased by any charges deducted from such Purchase Payments.

   Benefit Quarter: A three month period beginning on the Effective Date and each three-month anniversary of the Effective Date, and ending on the last day of that three-month period.

   Benefit Year: A year beginning on the Effective Date and on each anniversary of the Effective Date.

   Designated Life: The natural person who is the measuring life for the benefits described in this Rider and who is the person shown in the Schedule Supplement.

   Effective Date: The Effective Date of this Rider is shown in the Schedule Supplement.

   Fixed Rate Option(s): An allocation option which we may make available that is credited a fixed rate of interest for a specified period of time and is to be supported by assets in our general account.

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   Guaranteed Base Value: The Account Value on the Effective Date plus the amount of any Adjusted Purchase Payments made within one year after the Effective Date.

   In Writing: This term may be referred to as "Good Order" in your Annuity.

   Lifetime Withdrawal: Any withdrawal taken under the terms of this Rider that is not designated by you as a Non-Lifetime Withdrawal.

   Non-Lifetime Withdrawal: A withdrawal elected and designated as such by you on or after the Effective Date that will not result in the calculation of the Initial Annual Income Amount. You may only request one Non-Lifetime Withdrawal while this Rider is in effect. A Non-Lifetime Withdrawal is subject to the Annuity's Minimum Surrender Value After Withdrawal provisions.

   Owner/Participant: The term "Owner" may be referred to as "Participant" in your Annuity. In this Rider, for simplicity, the Participant is referred to as Owner.

   Qualified Nursing Facility: a facility operated pursuant to law or any state licensed facility providing medically necessary in-patient care which is:

      (a) prescribed by a licensed Physician in writing; and

      (b) based on physical limitations which prohibit daily living in a non-institutional setting.

   Target Anniversary Date: An anniversary of the Effective Date specified in the Schedule Supplement on which the Periodic Value may be increased if no Lifetime Withdrawals have been made prior to that date.

   Tenth Anniversary Date: The tenth anniversary of the Effective Date.

   Transfer Account: Account Value is transferred to and from the Transfer Account, as determined by the Transfer Calculation Formula, as explained in the Schedule Supplement.

   Transfer Calculation Formula: A formula which we use to determine whether assets should be transferred to and from the Transfer Account. The Transfer Calculation Formula is set forth in the Schedule Supplement.

Other capitalized terms in this Rider are either defined in the Rider or in your Annuity.

Owner, Annuitant and Beneficiary Designations: For purposes of electing and maintaining this Rider, the designations under your Annuity must be as follows:

For the Designated Life:

   If the Owner is a natural person, the Owner must also be the Annuitant and the Designated Life. If the Owner is an entity that we permit, the Annuitant must be the Designated Life. The Designated Life may not name a Co-Owner if a single Designated Life is listed in the Schedule Supplement.

While this Rider is in effect, the Designated Life may not be changed. This may restrict your ability to make changes to Owner/Annuitant designations. You may name a new Beneficiary(ies), however, such new Beneficiary(ies) will not be a Designated Life.

Annual Income Amount: We guarantee that, subject to the limits and conditions outlined in this Rider, each Annuity Year you may take an income amount ("Annual Income Amount") as one or multiple Lifetime Withdrawals. The initial Annual Income Amount is determined at the time of the first Lifetime withdrawal after the Effective Date by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Protected Withdrawal Value (described below). The applicable Annual Income Percentage is based on the attained age of the Designated Life on the date of the first Lifetime Withdrawal after the Effective Date.

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Lifetime Income Accelerator Amount: We also guarantee that, subject to the limits and conditions outlined in this Rider, if you become eligible for LIA by meeting the qualifications described below under "Eligibility," you may take an increased income amount ("Lifetime Income Accelerator Amount") as one or multiple Lifetime Withdrawals. If you have qualified for LIA at the time of the first Lifetime Withdrawal after the Effective Date, then the initial Lifetime Income Accelerator Amount is determined by multiplying the Annual Income Amount by the Multiplier for LIA indicated in the Schedule Supplement. If you qualify for LIA subsequent to the first Lifetime Withdrawal, then the Lifetime Income Accelerator Amount for the Annuity Year in which you qualify is calculated by taking the Annual Income Amount for subsequent Annuity Years (as described below), and multiplying it by the Multiplier for LIA, and reducing it by the amount of any Lifetime Withdrawals that have occurred during the current Annuity Year prior to eligibility having been established for LIA. The Lifetime Income Accelerator Amount for subsequent Annuity Years will be equal to the Annual Income Amount for subsequent Annuity Years multiplied by the Multiplier for LIA.

   Eligibility: In order to become eligible for LIA, a request must be submitted In Writing after the Effective Date shown in the Schedule Supplement, and the eligibility requirements described below must be met. We determine eligibility for LIA through our administrative process which may include an assessment by a third party of our choice. Such assessment may be in person. Any costs associated with the assessment will be assumed by us. Eligibility for this benefit is based on proof that one of the following conditions which may affect your life expectancy exist, as defined in this
   Rider:

   .   The Designated Life is confined to a Qualified Nursing Facility.

   . The Designated Life is unable to perform two or more Activities of Daily Living.

   Eligibility is also subject to completion of the Waiting Period and the Elimination Period as shown in the Schedule Supplement. The Waiting Period and the Elimination Period may run concurrently. Upon eligibility, the Designated Life will be eligible for the Lifetime Income Accelerator Amount.

   Once the Designated Life becomes eligible for this benefit, a periodic reassessment for eligibility will be performed to ensure that one of the conditions listed above continue to be met. If such reassessment determines that the Designated Life is ineligible to receive the benefit, he/she will no longer be eligible for the Lifetime Income Accelerator Amount, and the guaranteed minimum payment amount will be the then current Annual Income Amount. Any such ineligibility will be effective upon the next annuity anniversary following the determination that the Designated Life is no longer eligible for LIA. Subsequent to any such ineligibility, the Designated Life may again request LIA In Writing. Such request will be subject to completion of our administrative process and a new Elimination Period.

   Lifetime Income Accelerator Limitation: We may limit the number of Annuity Years in which you can be eligible for the Lifetime Income Accelerator Amount. Any limitation is indicated in the Schedule Supplement. If the Designated Life is otherwise eligible for LIA during a number of Annuity Years that is greater than the limitation indicated, the Designated Life will be considered ineligible for LIA, and the Lifetime Income Accelerator Amount will no longer be available.

Protected Withdrawal Value: The Protected Withdrawal Value is used to calculate the initial Annual Income Amount, and any Lifetime Income Accelerator Amount, if applicable. The Protected Withdrawal Value is a value calculated solely for purposes of this Rider.

On the Effective Date, the Protected Withdrawal Value is equal to your Account Value. On each Valuation Day thereafter, until the earlier of the date of the first Lifetime Withdrawal or a Periodic Value Cut-off Date, if any, shown in the Schedule Supplement, the Protected Withdrawal Value is equal to the "Periodic Value" described below.

If you have not made a Lifetime Withdrawal on or before the Periodic Value Cut-off Date , we will continue to calculate the Protected Withdrawal Value. Until you have made a Lifetime Withdrawal, the Protected Withdrawal Value after the Periodic Value Cut-off Date, is equal to the greater of:

   (1) the Account Value; and

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   (2) the Periodic Value on the Periodic Value Cut-off Date, increased for subsequent Adjusted Purchase Payments and reduced for any Non-Lifetime Withdrawal.

Once the first Lifetime Withdrawal is made after the Effective Date, the Protected Withdrawal Value is equal to the greater of:

   (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent Adjusted Purchase Payments and reduced for subsequent Lifetime Withdrawals; and

   (2) the highest daily Account Value upon any Step Up, increased for subsequent Adjusted Purchase Payments and reduced for subsequent Lifetime Withdrawals. Please refer to the "Step-Ups" provision for details.

Periodic Value: The Periodic Value initially is equal to the Account Value on the Effective Date. On each Valuation Day thereafter, until the earlier of the first Lifetime Withdrawal or the Periodic Value Cut-off Date (adjusted for any Non-Lifetime Withdrawal described below), we recalculate the Periodic Value. Specifically, on each such Valuation Day (the "Current Valuation Day"), the Periodic Value is equal to the greatest of:

   (1) the Periodic Value for the immediately preceding business day (the "Prior Valuation Day") appreciated at the daily equivalent of the Roll-Up Rate indicated in the Schedule Supplement during the calendar day(s) between the Prior Valuation Day and the Current Valuation Day (i.e., one day for successive Valuation Days, but more than one calendar day for Valuation Days that are separated by weekends and/or holidays), plus the amount of any Adjusted Purchase Payment and reduced for any Non-Lifetime Withdrawal made on the Current Valuation Day; and

   (2) the Account Value; and

   (3) if the Current Valuation Day is on a Target Anniversary Date shown in the Schedule Supplement (or the next Valuation Day, if that Target Anniversary Date is not a Valuation Day), and if no Lifetime Withdrawals have been taken prior to the Target Anniversary Date, the sum of:

      (a) the Guaranteed Base Value (adjusted for any Non-Lifetime Withdrawal) multiplied by the applicable Guaranteed Base Value Multiplier shown in the Schedule Supplement and

      (b) all Adjusted Purchase Payments (adjusted for any Non-Lifetime Withdrawal) made after one year following the Effective Date up to the Current Valuation Day.

Impact of Lifetime Withdrawals: Any Lifetime Withdrawals reduce the remaining Annual Income Amount available during an Annuity Year by the amount of each withdrawal. If eligibility for LIA has not been established, Lifetime Withdrawals in an Annuity Year that, in total, do not exceed the Annual Income Amount for that Annuity Year do not reduce the Annual Income Amount in subsequent Annuity Years. If eligibility for LIA has been established, Lifetime Withdrawals in an Annuity Year that, in total, do not exceed the Lifetime Income Accelerator Amount for that Annuity Year do not reduce the Annual Income Amount or Lifetime Income Accelerator Amount in subsequent Annuity Years. The Protected Withdrawal Value is reduced by the amount of each Lifetime Withdrawal that does not exceed the Annual Income Amount (or, if eligible for LIA, the Lifetime Income Accelerator Amount) for that Annuity Year.

All or any portion of a Lifetime Withdrawal that exceeds the remaining Annual Income Amount (or, if eligible for LIA, the Lifetime Income Accelerator Amount) for that Annuity Year is considered excess income ("Excess Income"). Each withdrawal of Excess Income that occurs once you have withdrawn that Annuity Year's Annual Income Amount (or, if eligible for LIA, Lifetime Income Accelerator Amount) reduces the Annual Income Amount proportionately, and, if the Designated Life is eligible for LIA, reduces

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the Lifetime Income Accelerator Amount by the same proportion. Each proportional reduction is calculated by multiplying the Annual Income Amount (or, if eligible for LIA, the Lifetime Income Accelerator Amount) by the ratio of the Excess Income to the Account Value immediately subsequent to the withdrawal of any Annual Income Amount (or, if eligible for LIA, the Lifetime Accelerator Amount) and prior to the withdrawal of the Excess Income (even if both withdrawals occurred in the same day or as one withdrawal request). Each withdrawal of Excess Income also reduces the Protected Withdrawal Value by the same proportion.

No GMAVC, as described below, will be applied if any Lifetime Withdrawal is taken prior to the Tenth Anniversary Date. No Contingent Deferred Sales Charge is applicable to any Lifetime Withdrawal that is less than or equal to the Annual Income Amount (or, if eligible for LIA, the Lifetime Income Accelerator Amount), even if the total amount of such withdrawals in any Annuity Year exceeds any maximum free withdrawal amount described in the Annuity. Such Lifetime Withdrawals are not treated as withdrawals of Purchase Payments. Withdrawals of Excess Income is subject to any applicable Contingent Deferred Sales Charge.

Withdrawal Flexibility: Lifetime Withdrawals are not required. However, neither the Annual Income Amount nor the Lifetime Income Accelerator Amount is increased in subsequent Annuity Years if you decide not to take a Lifetime Withdrawal in an Annuity Year or take Lifetime Withdrawals in an Annuity Year that in total are less than the Annual Income Amount, or if you are eligible for LIA, the Lifetime Annual Income Accelerator Amount.

Impact of a Non-Lifetime Withdrawal: A Non-Lifetime Withdrawal will proportionately reduce the guarantees provided under this Rider based on the percent that withdrawal amount represents of the Account Value prior to the withdrawal. These guarantees are the Guaranteed Base Value, the Protected Withdrawal Value, the Guaranteed Minimum Account Value Credit and all future applicable periodic value guarantees at the Target Anniversary Date shown in the Schedule Supplement.

Additional Purchase Payment(s) after your First Withdrawal: If your Annuity permits additional Purchase Payments, then, before your Account Value is depleted, you may make additional Purchase Payments, subject to the Purchase Payments Limitation provision below. We reserve the right not to accept additional Purchase Payments if the Account Value becomes zero. The Annual Income Amount is increased by an amount obtained by applying the applicable Annual Income Percentage shown in the Schedule Supplement to the Adjusted Purchase Payment. The applicable Annual Income Percentage is based on the attained age of the Designated Life on the date of the first Lifetime Withdrawal after the Effective Date. The Lifetime Income Accelerator Amount is increased by multiplying the Annual Income Amount by the Multiplier for LIA, if eligibility for LIA has been met. The Protected Withdrawal Value is increased by the amount of each Adjusted Purchase Payment.

Purchase Payment(s) Limitation: If your Annuity permits additional Purchase Payments, we may limit any additional Purchase Payment(s) if we determine that as a result of the timing and amounts of your additional Purchase Payments and withdrawals, the Annual Income Amount (or, if eligible for LIA, the Lifetime Income Accelerator Amount) is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase the Annual Income Amount (or, if eligible for LIA, the Lifetime Income Accelerator Amount) in an unintended fashion is the relative size of additional Purchase Payment(s). We reserve the right to not accept additional Purchase Payments if we are not then offering this benefit for new elections. We will exercise such reservation of right for all annuity purchasers in the same class in a nondiscriminatory manner.

Required Minimum Distributions: If: (1) any Required Minimum Distributions are made in any Annuity Year from your Annuity to meet the Required Minimum Distribution provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder, and (2) the Required Minimum Distribution amount not taken in the current calendar year is greater than the Annual Income Amount (or, if eligible for LIA, the Lifetime Income Accelerator Amount), then, such distributions of the difference of the Annual Income Amount (or, if eligible for LIA, Lifetime Income Accelerator Amount) and the Required Minimum Distribution amount not taken in the current calendar year will not be treated as Excess Income for purposes of this Rider. In any Annuity Year your Required Minimum Distribution amount is not greater than the Annual Income Amount, any distributions in excess of the Annual Income Amount will be treated as Excess Income. For purposes of this provision, Required Minimum Distributions are determined based on the value of your Annuity, and do not include the value of any

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other accounts subject to the Required Minimum Distribution rules. Unless designated as a Non-Lifetime Withdrawal, Required Minimum Distributions are considered a Lifetime Withdrawal from your Annuity; therefore, no GMAVC, as described below, will be applied if such withdrawal is made prior to the Tenth Anniversary Date.

Step-Ups: We automatically step up your Annual Income Amount as follows:

Beginning on the first anniversary of the Issue Date of your Annuity after the first Lifetime Withdrawal subsequent to the Effective Date, and on every anniversary thereafter, we will step up your Annual Income Amount if the conditions set forth in this paragraph are met. Specifically, we step up your Annual Income Amount if the value resulting from applying the applicable Annual Income Percentage shown in the Schedule Supplement to the highest daily Account Value (as measured on each Valuation Day since the first Lifetime Withdrawal or last anniversary of the Issue Date of your Annuity, whichever is later), adjusted for any withdrawals and any additional Adjusted Purchase Payments, results in an amount greater than your current Annual Income Amount. For step-up purposes, the applicable Annual Income Percentage is based on the attained age of the Designated Life at the time the step-up occurs. If you have qualified for LIA, then upon any step-up, the Lifetime Income Accelerator Amount will be reset by applying the Multiplier for LIA to the Annual Income Amount.

We reserve the right at the time of a step-up opportunity, as described above, to increase the charge for this Rider to the then-current charge we apply for new elections of this Rider. We will notify you of the increase in charge prior to our implementing any such increase, and you must notify us In Writing if you wish to opt out of this automatic step-up feature based on our procedures at the time of notification. You are only permitted to opt out of the automatic step-up feature if the charge increases. Once you opt out of the automatic step-up feature, you will not participate in any future step-up opportunities unless you re-elect the automatic step-up feature. To re-elect the feature, you must notify us In Writing. Upon re-election of this feature, you will be subject to the then-current charge we apply to new elections of this Rider.

Guaranteed Minimum Account Value Credit ("GMAVC"): The GMAVC is equal to the difference between (a) the Guaranteed Base Value and (b) the Account Value on the Tenth Anniversary Date. We will apply a GMAVC to your Account Value if on the Tenth Anniversary Date: (1) you have not made any Lifetime Withdrawals; and
(2) the GMAVC is greater than zero.

If you have taken a Non-Lifetime Withdrawal prior to the Tenth Anniversary Date, we will reduce the Guaranteed Base Value by the same ratio as the amount of the Non-Lifetime Withdrawal to the Account Value prior to the withdrawal.

The GMAVC will be allocated among the elected Sub-accounts and the Transfer Account in the same proportion that each bears to your total Account Value immediately prior to the application of the GMAVC.

The GMAVC will not be considered a Purchase Payment for any purpose, including, but not limited to, determining the amount of any death benefit or the value of any optional benefit. However, because the GMAVC will be added to the Account Value, the GMAVC will be subject to each charge under the Annuity that is based on Account Value.

Guarantee Payments: Once your Account Value is depleted, we subsequently make Guarantee Payments, as long as any Excess Income has not reduced the Annual Income Amount to zero, until the death of the Designated Life. If the Designated Life is not eligible for LIA, then in the Annuity Year your Account Value is depleted, the only Guarantee Payment due, if any, generally equals the Annual Income Amount not yet withdrawn in that Annuity Year. In subsequent Annuity Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Account Value is depleted. If the Designated Life is eligible for LIA, then in the Annuity Year the Account Value is depleted, the only Guarantee Payment due, if any, generally equals the Lifetime Income Accelerator Amount not yet withdrawn in that Annuity Year. In subsequent Annuity Years in which you continue to be eligible for LIA, the Guarantee Payment equals the Lifetime Income Accelerator Amount. In subsequent Annuity Years when you are not eligible for LIA, the Guarantee Payment equals the Annual Income Amount.

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Unless you request an alternate mode of payment we make available, we make such
Guarantee Payments once each Annuity Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total Guarantee Payment due each Annuity Year is less than the Minimum Guarantee Payment amount shown in the Schedule Supplement. We commute the Guarantee Payments in a manner equivalent to commuting payments for a fixed, single life annuity. We use the same basis that is used to calculate the guaranteed annuity rates in your Annuity.

Annuity Payments: If annuity payments are to begin under the terms of your Annuity, you can elect to either:

   (1) apply your Account Value to any annuity option available in the Annuity Payments section of your Annuity; or

   (2) request that, if annuity payments are to begin after the Tenth Anniversary Date, we make annuity payments each year equal to the Annual Income Amount. In any year that you are eligible for LIA, we make annuity payments equal to the Lifetime Income Accelerator Amount. If you would receive a greater payment by applying your Account Value to receive payments for life under your Annuity, we will pay the greater amount.

       We will continue to make payments until the death of the Designated Life. If this option is elected, the Annual Income Amount and Lifetime Income Accelerator Amount will not increase after annuity payments have begun.

We must receive your request at our Office In Writing. If annuity payments are to begin under the terms of your Annuity and you have not made an election, we will make annual annuity payments as a single life fixed annuity with ten payments certain using the same basis that is used to calculate the greater of the annuity rates then currently available or the annuity rates guaranteed in your Annuity. The annual guaranteed annuity rates for a single life fixed annuity, with ten payments certain is shown in the Annuity Payment Table in the Schedule Supplement.

The amount that will be applied to provide such annuity payments under the default annuity payment option will be the greater of:

   (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the same basis that is used to calculate the greater of the current and the guaranteed annuity rates in your Annuity; and

   (2) the Account Value.

Once we receive your election to commence annuity payments, or we make the first payment under a default annuity payment option provision, we will only make annuity payments guaranteed under the specific annuity payment option, and the annuity payment option cannot be changed.

We may limit the length of any annuity payout option, including but not limited to any default option and any period certain, to conform with applicable tax law and to satisfy the Required Minimum Distribution rules.

If no Lifetime Withdrawal was ever taken, we will determine a Protected Withdrawal Value and calculate an Annual Income Amount as if you made your first Lifetime Withdrawal on the date we transfer all Account Value in order to begin annuity payments.

Death of the Designated Life under this Rider: Please also refer to the "Termination of Benefits" provision below. If such person dies, this Rider terminates and the death benefit provisions of your Annuity apply.

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Misstatement of Age or Sex: For purposes of this Rider, the following sentence is added to the section in your Annuity entitled "Misstatement of Age or Sex":

If there has been a misstatement of the age and/or sex of the Designated Life upon whose life the guarantees under this Rider are based, we make adjustments to any charges, availability and any benefits payable under this Rider to conform to the facts.

Minimum Surrender Value: Any provision in your Annuity requiring there be a minimum Surrender Value or Account Value as of the date of any Lifetime Withdrawal is waived while this Rider is in effect.

Investment Limitations: While this Rider is in effect, your entire Account Value must be allocated to only those investment options we permit, except as required under the conditions set out in the "Transfers to and from the Transfer Account" section below. In addition, you may be required to maintain all or a portion of your Account Value in accordance with an asset allocation model.

At any time until this Rider is terminated, these investment limitations may be implemented, suspended or changed. This includes changing prohibited investment options, changing the extent to which Account Value may be allocated to an investment option, and changing elected investment options. Any transfers resulting from our implementing or changing any investment limitation will not be counted in determining the number of free transfers made during an Annuity Year. If, subsequent to your election of this benefit, we change our requirements as to how Account Value must be allocated under the benefit, that new requirement will apply only to new elections of the benefit, and we will not compel you to re-allocate your Account Value in accordance with our newly-adopted requirements. All transfers and Purchase Payments made after such a change in requirements may be subject to the new investment limitations.

Transfer Account: We monitor the investment performance of your Account Value each Valuation Day to determine if we need to transfer any portion of your Account Value to or from the Transfer Account to maintain the guarantees provided by this benefit. We transfer Account Value to or from the Transfer Account, and we only maintain Account Value in the Transfer Account to the extent dictated by the Transfer Calculation Formula. You are not permitted to allocate amounts to the Transfer Account.

To the extent permitted by law, we reserve the right at any time to use a Transfer Account that differs from the one that was available when your Rider became effective. We may establish different Transfer Accounts for different classes of annuity purchasers and for different annuities.

Transfers to and from the Transfer Account: On each Valuation Day, including the Effective Date, a Transfer Calculation Formula is used to determine whether any portion of your Account Value is to be transferred to or from the Transfer Account. At any given time, some, most or none of your Account Value may be allocated to the Transfer Account, as dictated by the Transfer Calculation Formula. You are not permitted to transfer amounts to or from the Transfer Account. Unless you are participating in any asset allocation program for which we are providing administrative support, the formula allocates any amount transferred from the Transfer Account to the elected Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time. If prior to the transfer from the Transfer Account the Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions. If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program. Transfers to the Transfer Account will be taken pro-rata first from the elected Sub-accounts and in the event that the Account Value in the elected Sub-accounts is not enough to satisfy the transfer amount, the remaining transfer amount will be taken on a last in first out basis from the elected Fixed Rate Options. Transfers to and from the Transfer Account do not count against the number of free transfers you may make during an Annuity Year.

Withdrawals: Any withdrawals from your Annuity while this Rider is in effect will be taken pro-rata from the elected Sub-accounts, elected Fixed Rate Options and the Transfer Account.

Charge for the Rider: The charge for this Rider is as shown in the Schedule Supplement. The charge is assessed on the last day of each Benefit Quarter, and is applied to the greater of the Account Value or the Protected Withdrawal Value calculated on the Valuation Day prior to the last day of each Benefit Quarter at the quarterly equivalent of the applicable annual rate. On the Effective Date, the applicable rate(s) is as shown in the Schedule Supplement.

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The charge is deducted pro-rata from each elected Sub-account, elected Fixed
Rate Option and the Transfer Account, to the extent to which the Account Value in your Annuity is allocated to either, until the Account Value equals zero or this Rider terminates. If the charge to be deducted exceeds the Account Value at that time, we will reduce the Account Value to zero and this Rider will continue pursuant to the "Guarantee Payments" provision. The charge will not be treated as a withdrawal for purposes of this Rider. The charge does not reduce the Protected Withdrawal Value or any previously established daily Account Value described in the "Step-Ups" provision.

Upon any step-up, we may increase the charge if the charge for the Rider at the time of the step-up has increased. Any new charge resulting from the step-up is based on charges applicable to annuity purchasers of the same class of Annuity. See the "Step-Ups" provision for more details.

We cease to deduct a charge for the Rider after it terminates in accordance with the "Termination of Benefits" provision below. In the event this Rider terminates for any reason other than death or annuitization, we will deduct a final charge upon termination, based on the number of days since the most recent charge for the Rider was deducted.

Facility of Payment: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative, or other person deemed eligible by us if the Designated Life payee is deemed to be legally incompetent, as permitted by law.

Recovery of Excess Guarantee Payments: We may recover from you or your estate any Guarantee Payments made after the death of the Designated Life.

Termination of Benefits: You may terminate this entire Rider at any time upon notification to us In Writing. Upon the termination of this Rider, we transfer any remaining Account Value from the Transfer Account. Unless you are participating in an asset allocation program for which we are providing administrative support, we allocate the transferred amount to the elected Sub-accounts pro-rata based on the Account Values in such Sub-accounts at that time. If prior to the transfer from the Transfer Account the Account Value in the elected Sub-accounts is zero, the transfer will be allocated according to your most recent allocation instructions. If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then-current percentages for that asset allocation program.

Benefits pursuant to this Rider terminate upon the first to occur of the following events:

   (1) we process a termination of this Rider, and/or your request for full surrender of the Annuity. If your Annuity is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect, or in the investment options that we require for the Rider, other than the Transfer Account, unless you instruct us otherwise;

   (2) the date of receipt of due proof of death of the Designated Life;

   (3) if Account Value remains on the Annuity Date, or if an election is made to commence annuity payments prior to the Tenth Anniversary Date, the date we transfer all Account Value in order to begin annuity payments;

   (4) each of the Account Value and the Annual Income Amount is zero; and

   (5) we process a request to change any designation of the Annuity that either results in a violation of the "Owner, Annuitant and Beneficiary Designations" provision of this Rider or if we do not then consent to continue the Rider.

                                                  PRUCO LIFE INSURANCE COMPANY

                                                      /s/ Thomas C. Castano
                                                  ------------------------------
                                                            Secretary

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